Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 9, 2006, accompanying the financial statements of Prime Time Equipment, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholder’s equity and cash flows for the years then ended. We hereby consent to the incorporation by reference of said report in the Form 8-K/A filed as of July 14, 2006 of CapSource Financial, Inc.

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado

July 13, 2006